Exhibit 99.1

DESCRIPTION OF CAPITAL STOCK

General. The authorized capital stock of C. R. Bard (the “Company”) consists of 600,000,000 shares of common stock, par value $.25 per share (the “Common Stock”) and 5,000,000 shares of preferred stock, par value $1 per share (the “Preferred Stock”), none of which has been issued. As of May 31, 2012, the Company had 84,655,395 shares of Common Stock, and no shares of Preferred Stock outstanding. The Common Stock is listed on the New York Stock Exchange.

Dividend Rights. Dividends may be paid on our Common Stock at the discretion of our Board of Directors out of legally available funds after provision for such dividend rights as our Board of Directors may fix for any class or series of our Preferred Stock.

Voting Rights. Each holder of our Common Stock is entitled to one vote for every share of our Common Stock outstanding in his or her name on our books. Each holder of any future class or series of our Preferred Stock will be entitled to such voting rights, if any, as are fixed by our Board of Directors or as are prescribed by law at the time of the issuance of that Preferred Stock.

Liquidation Rights. Upon any distribution of our assets, the holders of our Common Stock are entitled to distribution of all of our assets remaining after the holders of each class or series of our Preferred Stock have been paid the preference for their shares, if any, fixed by our Board of Directors at the time of the issuance of that class or series of our Preferred Stock.

Other Provisions. Shares of our Common Stock are not liable to any further calls or for assessment and have no sinking fund provisions, preemptive rights, conversion rights or redemption provisions.

Rights of Preferred Stock. Our Board of Directors is authorized, without further action by the shareholders, to issue Preferred Stock in different classes or series and to determine the number of shares included in any class or series and the designations, relative rights, preferences and limitations of each class or series, including: (a) the dividend rate and whether or not dividends would be cumulative; (b) the extent and amount of any preference in the event of liquidation; (c) any rights to convert shares of the class or series into other classes or series of our stock; (d) the nature and extent of any voting rights, either generally or upon default in the payment of dividends; and (e) any of our rights to redeem the shares of a particular class or series.

Anti-Takeover Effects of the Restated Certificate of Incorporation and By-Laws. The provisions of the Company’s Restated Certificate of Incorporation and By-Laws described below may have the effect of delaying, deferring or preventing a change in control of the Company:

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The By-Laws may be altered, amended, or repealed by the affirmative vote of a majority of the Board of Directors, subject to any provisions in the Restated Certificate of Incorporation reserving to the shareholders the power to adopt, amend, or repeal By-Laws, provided, however, that By-Laws made by the Board may be altered or repealed and new By-Laws made by the shareholders.

•	The By-Laws specify advanced notice procedures that shareholders must follow in order to bring business at an annual or special meeting of shareholders.

•	The By-Laws limit the ability to call special meetings of shareholders to the Chairman of the Board, the President, or a majority of the Board of Directors.

•	Vacancies on the Board can filled by a majority vote of the Board.

•	The Board is authorized to issue Preferred Stock without shareholder approval.

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The By-Laws and the Restated Certificate of Incorporation provide that directors may not be removed without cause. An amendment to the Restated Certificate of Incorporation to empower shareholders to remove directors without cause would require a super majority vote (75%) of the outstanding shares of capital stock of the Company.

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The Restated Certificate of Incorporation eliminates (i) the classification of the Board of Directors so that all directors will be elected annually and (ii) the 75% supermajority voting requirement for all amendments relating to the number and classes of directors and the method of electing directors. The annual election of directors is subject to a phase-in until the 2015 annual meeting of shareholders, at which all directors will be nominated for one-year terms.

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The Restated Certificate of Incorporation generally provides that the Company shall indemnify its directors, officers and employees in the manner and to the extent permitted by the laws of the State of New Jersey. Article FOURTEENTH of the Restated Certificate of Incorporation further provides that the directors and officers of the Company shall not be personally liable to the Company or its shareholders for breach of duty as a director or officer, except to the extent and for the duration of any period of time such personal liability may not be eliminated or limited under the New Jersey Business Corporation Act, as amended (the “NJBCA”). In addition, Article NINTH of the Restated Certificate of Incorporation provides that, subject to the provisions of the NJBCA, the directors and committee members appointed by the Board of Directors shall not be liable in the discharge of their duties when relying in good faith upon the corporate records of the Company and/or competent advice of any type.

In addition, the Company is incorporated in New Jersey and is thus subject to the provisions of the NJBCA, including Sections 14A:10A-1 to 14A:10A-6 of the NJBCA regarding business combinations with an interested shareholder. New Jersey corporations do not have the option to “opt out” of the statutes.

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